Exhibit 99.1

CONTACT – Stewart E. McClure, Jr. – 908-630-5000

PRESS RELEASE

SOMERSET HILLS ANNOUNCES THAT

ALFRED J. SOLES WILL BECOME CHIEF FINANCIAL OFFICER

Bernardsville, New Jersey - Somerset Hills Bancorp (NASDAQ “SOMH”) announced today that Alfred J. Soles has joined the Company as Chief Financial Officer of the Company and its subsidiary, Somerset Hills Bank. Mr. Soles is a seasoned financial professional with over 35 years of experience as a senior executive of financial institutions. Mr. Soles was most recently the managing director for finance for BlackRock, Inc., and was previously the Chief Financial Officer of United National Bancorp.

Stewart E. McClure, Jr., President and Chief Executive Officer of the Company stated: “We are fortunate to have attracted an individual with the talent, experience and background of Mr. Soles. We welcome him to the Somerset Hills management team.”

Mr. Soles will take over the Chief Financial Officer’s position effective October 9, 2012. He replaces Mr. William S. Burns, who resigned effective September 28, 2012.

Somerset Hills Bancorp is the holding company for Somerset Hills Bank, a commercial bank operating through six offices located in Somerset, Morris and Union Counties, in New Jersey. At June 30, 2012, the Company had net loans receivable of $235.7 million, total deposits of $303.5 million and total assets of $353.5 million. For the six months ended June 30, the Company earned net income of $1.7 million, or $.32 per basic and diluted share, compared to net income of $1.3 million, or $.23 per basic and diluted share for the first six months of 2011.